UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2016

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, TN		38401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (931) 380-2265

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2016, Community First, Inc. (the “Company”) entered into a Preferred Stock Conversion Agreement (the “Conversion Agreement”) that provides for the conversion of all of the issued and outstanding shares of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $650 per share (the “Series A Preferred Stock”), into shares of the Company’s common stock, par value $2.00 per share (the “Common Stock”). Pursuant to the Conversion Agreement, each holder of shares of the Series A Preferred Stock, including the Company’s directors and executive officers that own such shares, will have each share of his or her Series A Preferred Stock converted into 136.84 shares of Common Stock (the “Conversion Shares”), representing an effective conversion price for each share of Common Stock of $4.75. The total number of shares of Common Stock issued to any holder of the Series A Preferred Stock will be rounded down to the nearest whole number. Under the terms of the Conversion Agreement, the Company is expected to issue an aggregate of 1,629,097 shares of Common Stock to the holders of the Series A Preferred Stock. The issuance of the Conversion Shares was approved by the Company’s board of directors and separately by the members of the board of directors that do not own any shares of the Series A Preferred Stock.

The Conversion Agreement includes customary representations, warranties and covenants as well as customary indemnification and termination provisions. The Conversion Agreement is also subject to the satisfaction of certain closing conditions, including, among other things, the obtaining of all governmental consents and approvals necessary to exchange the Series A Preferred Stock and issue the Conversion Shares, including approval by the Federal Reserve Bank of Atlanta of the acquisition of the Conversion Shares by Eslick E. Daniel, Robert E. Daniel and Ruskin A. Vest, Jr. In addition, the Conversion Agreement also requires each holder of the Series A Preferred Stock, on behalf of itself and its affiliates, to release the Company from any and all claims against the Company related to such holder’s ownership of the Series A Preferred Stock.

The foregoing description of the Conversion Agreement is qualified in its entirety by the terms of the Conversion Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Conversion Agreement, the Company has agreed to issue 1,629,097 shares of Common Stock. The shares of Common Stock to be issued pursuant to the Conversion Agreement are being issued in exchange for shares of the Series A Preferred Stock having an aggregate liquidation preference of $7,738,250 in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act as the Company believes each holder of the Series A Preferred Stock is an “accredited investor” as that term is defined in Rule 501 of Regulation D, and the Company did not engage in general solicitation or advertising in connection with the offer and sale of the Conversion Shares.

Item 7.01	Regulation FD Disclosure.

On April 28, 2016, the Company filed a registration statement on Form S-1 (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “SEC”) relating to a proposed public offering of rights to purchase up to 250,000 shares of its Common Stock (the “Rights Offering”). The Registration Statement is publicly available on the SEC’s website at www.sec.gov but has not yet become effective. The Company’s board of directors has set the close of business on May 10, 2016 as the record date for the shareholders of the Company who shall be entitled to receive the rights distributed by the Company in the Rights Offering.

The information in the Registration Statement is not complete and may be changed. The Company’s securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits

(d)

Exhibit No.	Exhibit Description

10.1	Preferred Stock Conversion Agreement, dated April 26, 2016, by and among the Company and the holders of the Community First, Inc. Series A Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Jon Thompson
Name:	Jon Thompson
Title:	President and Chief Financial Officer

Date: April 28, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Preferred Stock Conversion Agreement, dated April 26, 2016, by and among the Company and the holders of the Community First, Inc. Series A Preferred Stock.